Exhibit 99.1

Intersect ENT Reports First Quarter 2017 Results

MENLO PARK, Calif.—May 2, 2017 — Intersect ENT, Inc. (NASDAQ:XENT), a company dedicated to improving the quality of life for patients with ear, nose and throat conditions, today reported financial results for the first quarter ended March 31, 2017.

First Quarter Financial Highlights

•	First quarter 2017 revenue was $20.5 million, a 23% increase over the first quarter 2016.

•	First quarter 2017 gross margin was 86% compared to 81% in the first quarter 2016.

First Quarter Business Highlights

•	In February 2017, the company received approval from the U.S. Food and Drug Administration (FDA) for its PROPEL® Contour steroid releasing sinus implant. PROPEL Contour features an innovative hourglass design that facilitates treatment of patients with chronic sinusitis in the frontal (behind the forehead) and maxillary (behind the cheeks) sinuses. With this approval, Intersect ENT’s PROPEL® family of steroid releasing implants allows for treatment of patients undergoing ethmoid, frontal or maxillary surgeries, which represent the majority of procedures for the treatment of chronic sinusitis.

•	In March 2017, the company announced the submission of a New Drug Application (NDA) to the FDA for review and approval of its investigational RESOLVE steroid releasing implant designed to provide a cost-effective, less invasive solution for patients that have had ethmoid sinus surgery, yet suffer from recurrent sinus obstruction. The RESOLVE implant is designed to be placed in the ethmoid sinus in a procedure conducted in the physician’s office as an alternative to other treatment options such as further medical therapy or revision surgery.

First Quarter Financial Results

Total revenue grew to $20.5 million for the first quarter of 2017, compared to $16.7 million for the same period of 2016, an increase of 23%. The increase in revenue was primarily attributable to growth in adoption of PROPEL® and PROPEL® Mini, including an increase in the average selling price, and to initial sales of PROPEL Contour.

Gross profit for the first quarter of 2017 was $17.6 million, representing an 86% gross margin, compared to $13.5 million, representing an 81% gross margin, in the same period of the prior year. The increase in gross profit was primarily attributable to the continued increases in production efficiency, an increase in price and sales of PROPEL Contour inventory that was produced prior to FDA approval and expensed in the fourth quarter of 2016.

Operating expenses for the first quarter of 2017 were $24.5 million, compared to $21.9 million in the same period of the prior year, representing an increase of 12%. R&D expenses decreased slightly, dropping to $4.2 million in the first quarter of 2017 from $4.5 million in the same period of 2016. SG&A increased to $20.3 million from $17.4 million in the first quarter of 2016, primarily driven by increased headcount and personnel costs.

Cash, cash equivalents and short-term investments totaled $98.4 million as of March 31, 2017.

Outlook

The company expects to achieve revenue in the second quarter 2017 of $22.5-$22.7 million. For the full year 2017, the company is raising the revenue outlook to $89-$91 million from the prior guidance of $87-$89 million. The company expects to achieve a full year 2017 gross margin of approximately 84%, on the high end of the previously stated outlook of 83-84%, and operating expenses in the range of $96-$98 million.

Webcast and Conference Call Information

Intersect ENT will host a conference call today at 4:30 p.m. ET to discuss the company’s first quarter 2017 results and business outlook. To access the conference call via the internet, go to the “Investor Relations” page of the company’s web site at www.intersectENT.com. To access the live conference call via phone, dial 1-844-850-0548 and ask to join the Intersect ENT call. International callers may access the live call by dialing 1-412-317-5205. Participants may expedite telephone access by pre-registering for the call using the following link: http://dpregister.com/10104115.

A replay of the conference call may be accessed that same day after 8:00 p.m. ET at www.intersectENT.com or via phone at 1-877-344-7529 or 1-412-317-0088 for international callers. The reference number to enter the replay of the call is 10104115. The dial-in replay will be available for a week after the call and via the internet for approximately one month.

About Intersect ENT

Intersect ENT is dedicated to transforming the landscape of care for patients with ear, nose and throat conditions. The company’s PROPEL family of dissolvable steroid releasing implants are clinically proven to improve outcomes for chronic sinusitis patients undergoing sinus surgery. In addition, Intersect ENT is continuing to expand its portfolio of products based on the company’s unique localized steroid releasing technology and is committed to broadening patient access to less invasive and more cost effective care.

Intersect ENT: Delivering Innovation. Where It’s Needed.

For additional information on the company or the products including risks and benefits please visit www.IntersectENT.com.

The RESOLVE steroid releasing implant has not been approved by the FDA and is available for investigational use only.

Intersect ENT® and PROPEL® are registered trademarks of Intersect ENT, Inc.

Forward-Looking Statements

The statements in this press release regarding Intersect ENT’s continued growth, financial outlook, and product development are “forward-looking” statements. These forward-looking statements are based on Intersect ENT’s current expectations and inherently involve significant risks and uncertainties. These statements and risks include Intersect ENT’s ability to provide solutions to improve surgical outcomes, Intersect ENT’s ability to expand the use and adoption of its current products and advance its pipeline, Intersect ENT’s ability to obtain and maintain FDA or other regulatory approvals, the ability to procure and maintain adequate coverage and reimbursement for our products and/or the procedures in which they are used, and Intersect ENT’s projections about 2017 revenue, gross margin, operating expenses and cash usage. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties which are described in the company’s filings on Form 10-K, Form 10-Q and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov). Intersect ENT does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

XENT-F

Intersect ENT, Inc.

Jeri Hilleman, 650-641-2105:

ir@intersectENT.com

Intersect ENT, Inc.

Condensed Statements of Operations

(in thousands, except percentages and per share data)

(unaudited)

	Three Months Ended March 31,
	2017	2016
Revenue	$20,474	$16,692
Cost of sales	2,884	3,210

Gross profit	17,590	13,482
Gross margin	86%	81%

Operating expenses:
Selling, general and administrative	20,319	17,393
Research and development	4,220	4,495

Total operating expenses	24,539	21,888

Loss from operations	(6,949)	(8,406)
Interest income and other, net	268	185

Net loss	$(6,681)	$(8,221)

Net loss per share, basic and diluted	$(0.23)	$(0.29)

Weighted average common shares used to compute net loss per share, basic and diluted	28,708	28,207

Intersect ENT, Inc.

Condensed Balance Sheets

(in thousands)

(unaudited)

	March 31, 2017	December 31, 2016
Assets
Current assets:
Cash, cash equivalents and short-term investments	$98,364	$103,945
Accounts receivable, net	12,328	14,421
Inventory	7,099	5,613
Prepaid expenses and other current assets	1,389	1,313

Total current assets	119,180	125,292
Property and equipment, net	4,188	4,127
Other non-current assets	308	358

Total assets	$123,676	$129,777

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,289	$3,267
Accrued compensation	9,323	10,152
Other current liabilities	978	945

Total current liabilities	12,590	14,364
Deferred rent	925	1,016

Total liabilities	13,515	15,380
Total stockholders’ equity	110,161	114,397

Total liabilities and stockholders’ equity	$123,676	$129,777